Exhibit 99.1

NEWS RELEASE

Nabors Announces Second Quarter Results

Notable items for the quarter:

•      EPS from continuing operations of ($0.14), including tax expense of ($0.23)

•      Deployed 6 newbuild rigs - two in the U.S., one in Colombia, and three in Saudi Arabia

•      Extended and increased the revolving credit facility to 2020 and $2.2 billion

•      Saudi Arabia business now wholly owned following the purchase of partner interest

HAMILTON, Bermuda, August 4, 2015 — Nabors Industries Ltd. (“Nabors”) (NYSE:NBR) today reported second-quarter revenue and earnings from unconsolidated affiliates of $862 million, compared to $1.42 billion in the first quarter of 2015, and $1.62 billion in the second quarter of last year. The comparable quarters included $367 million and $535 million respectively, in revenue from Completion and Production Services, a business line that merged with C&J Energy Services on March 24, 2015.  Beginning in the second quarter, Nabors’ results reflect equity-method accounting for this investment on a quarter-lag basis.

Net income from continuing operations reported for the second quarter was a loss of $41.9 million or $0.14 per diluted share, which includes $0.23 of tax expense.  This compares to first-quarter net income from continuing operations of $124.4 million or $0.43 per diluted share; or $58.3 million, or $0.20 per share, after excluding $66.1 million attributable to the after-tax net gain from the C&J Energy Services transaction, tax benefits and after-tax severance charges from workforce reductions. The first-quarter comparable results also include income from the Completion and Production Services business.

Anthony Petrello, Nabors’ Chairman and CEO, commented, “Our second-quarter operating results, while down significantly, were better than we had anticipated.  This was largely attributable to a resilient international business and stringent cost control throughout the organization.  The sequential decrease was driven by: lower drilling activity in the U.S. Lower 48, rate concessions and slightly lower utilization internationally, seasonally lower activity in Canada and Alaska, and a depleting backlog in Canrig, partially offset by the initial contribution from six new rigs deployed during the quarter.  We continued to bolster the long-term future of the Company with a more streamlined cost structure and the purchase of our partners’ interest in our Saudi Arabia entity.  Our ability to expand and extend our revolving credit facility in the middle of an industry downturn with a group of 17 global banks, 3 of which are new to the facility, is a testament to our banking group’s confidence in our financial strength and future prospects.

Segment Results

Adjusted income derived from operating activities (“operating income”) in Drilling and Rig Services decreased 48% to $104.9 million from $201.3 million in the first quarter of this year.  Adjusted EBITDA in this unit was $323.6 million, primarily attributable to the International segment.

International operating income decreased by 21% sequentially to $83.3 million, reflecting the impact of negotiated rate reductions.  Going forward, the Company still foresees the potential for further declines in its international rig count and average margins as the effects of weak oil prices progressively influence the international market.  Despite the softening conditions, full-year results for the International segment are still expected to increase compared to 2014.

In North America, drilling activity within the U.S. Drilling and Canada segments declined significantly throughout the quarter, resulting in decreases in operating income of $45.6 million and $14.6 million, respectively.  In the Lower 48, activity declined throughout the quarter with 33 contracted rigs expiring.  Although the decline in U.S. activity appears to be bottoming, oil price risk remains and lower income is expected as contracts expire and reprice at lower rates.  Results in Canada and Alaska declined seasonally.  In the U.S. Gulf of Mexico the Company’s new deepwater platform rig received a reduced mobilization dayrate throughout the quarter.  However, the commencement of its full operating rate has been delayed for an indefinite period of time due to issues with the installation of the customer’s platform.

Rig Services, which consists of the Company’s manufacturing and directional drilling operations, reported negative operating income of $1.6 million, as the industry’s newbuild activity and drilling activity has declined.

Financial Discussion

The second quarter included several items that impacted the operational results of the Company.  First, the results of the Saudi Arabia joint venture will now be reported on a consolidated basis due to the purchase of the partner’s interest by Nabors in May 2015. Second, the International segment results were negatively impacted by $5 million related to a customer bankruptcy in Latin America. Finally, the Company is now recording its proportionate share of C&J Energy Services earnings with a one-quarter lag.  Accordingly, second-quarter results included a loss of $0.8 million related to the Company’s ownership stake in C&J Energy Services during the first quarter of this year, beginning March 24, 2015.

Income tax expense in the second quarter exceeded the Company’s income before taxes due to the true-up of the Company’s year-to-date tax provision to the full-year expected tax rate. Accordingly, the second quarter’s tax rate is not representative of the full year anticipated rate and the Company currently expects a tax benefit for the third quarter and full year.

William Restrepo, Nabors’ Chief Financial Officer, stated, “Nabors plans to emerge from the current market in a stronger competitive position and has several initiatives underway to achieve this objective.  Our SG&A and purchasing efforts are already yielding significant results.  Likewise, we remain focused on cost control and capital expenditure discipline.  We are committed to free cash flow generation and intend to exit the downturn with a more modern and capable fleet; a focused, streamlined, more effective organization; and a stronger balance sheet with more financial flexibility.”

Summary and Outlook

Petrello concluded, “Looking ahead, although we expect the third quarter to reflect another decrease in our results, we also believe it may represent the bottom in most areas outside of the U.S. Lower 48.  New rig startups internationally combined with fourth quarter seasonal upticks in Alaska and Canada should serve to mitigate some of the impact of further pricing erosion in the U.S. Lower 48 as contracts continue to roll to lower spot-market pricing.  We believe it is likely that current market conditions will prevail for an extended period, particularly in North America. While our international markets will be more resilient, especially in the Middle East and North Africa, we will remain diligent in our cost-containment efforts.  For the full year, we still expect to achieve substantially higher results in our International and Alaska operations compared to 2014.”

About Nabors

The Nabors companies own and operate approximately 469 land drilling rigs throughout the world. Nabors’ actively marketed offshore fleet consists of six jackups and 36 platform rigs in the United States and multiple international markets. Nabors also manufactures top drives and drilling instrumentation systems.  Nabors participates in most of the significant oil and gas markets in the world.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  The projections contained in this release reflect management’s estimates as of the date of the release.  Nabors does not undertake to update these forward-looking statements.

Media Contact:

Dennis A. Smith, Director of Corporate Development & Investor Relations, +1 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at +441-292-1510 or via e-mail at mark.andrews@nabors.com

Source:  Nabors Industries Ltd.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

Revenues and other income:
Operating revenues	$863,305	$1,616,981	$1,414,707	$2,278,012	$3,206,599
Earnings (losses) from unconsolidated affiliates	(1,116)	(576)	6,502	5,386	(3,021)
Investment income (loss)	1,181	7,066	969	2,150	8,046
Total revenues and other income	863,370	1,623,471	1,422,178	2,285,548	3,211,624

Costs and other deductions:
Direct costs	488,522	1,066,495	919,610	1,408,132	2,128,234
General and administrative expenses	86,290	133,630	127,133	213,423	267,896
Depreciation and amortization	218,196	282,820	281,019	499,215	564,947
Interest expense	44,469	46,303	46,601	91,070	91,113
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	1,338	16,504	(55,842)	(54,504)	17,980
Total costs and other deductions	838,815	1,545,752	1,318,521	2,157,336	3,070,170

Income (loss) from continuing operations before income taxes	24,555	77,719	103,657	128,212	141,454

Income tax expense (benefit)	66,445	10,756	(20,705)	45,740	24,764

Subsidiary preferred stock dividend	—	1,234	—	—	1,984

Income (loss) from continuing operations, net of tax	(41,890)	65,729	124,362	82,472	114,706
Income (loss) from discontinued operations, net of tax	5,025	(1,032)	(817)	4,208	483

Net income (loss)	(36,865)	64,697	123,545	86,680	115,189
Less: Net (income) loss attributable to noncontrolling interest	44	(253)	89	133	(826)
Net income (loss) attributable to Nabors	$(36,821)	$64,444	$123,634	$86,813	$114,363

Earnings (losses) per share: (1)
Basic from continuing operations	$(.14)	$.21	$.43	$.28	$.37
Basic from discontinued operations	.01	—	—	.02	—
Basic	$(.13)	$.21	$.43	$.30	$.37

Diluted from continuing operations	$(.14)	$.21	$.43	$.28	$.37
Diluted from discontinued operations	.01	—	(.01)	.02	—
Diluted	$(.13)	$.21	$.42	$.30	$.37

Weighted-average number of common shares outstanding: (1)
Basic	286,085	297,984	285,361	285,723	297,097
Diluted	286,085	300,981	286,173	286,701	300,016

Adjusted EBITDA (2)	$288,177	$416,280	$374,466	$662,643	$807,448

Adjusted income (loss) derived from operating activities (3)	$69,981	$133,460	$93,447	$163,428	$242,501

(1)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)

Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(3)

Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	March 31,	December 31,
(In thousands)	2015	2015	2014

ASSETS
Current assets:
Cash and short-term investments	$469,897	$621,171	$536,169
Accounts receivable, net	908,563	971,601	1,517,503
Assets held for sale	136,677	134,709	146,467
Other current assets	454,018	442,851	541,735
Total current assets	1,969,155	2,170,332	2,741,874
Long-term investments and other receivables	2,617	2,627	2,806
Property, plant and equipment, net	7,405,441	7,333,808	8,599,125
Goodwill	139,756	80,947	173,928
Investment in unconsolidated affiliates	676,234	730,487	58,251
Other long-term assets	324,080	286,397	303,958
Total assets	$10,517,283	$10,604,598	$11,879,942

LIABILITIES AND EQUITY
Current liabilities:
Current debt	$66,359	$8,739	$6,190
Other current liabilities	1,156,394	1,147,857	1,561,285
Total current liabilities	1,222,753	1,156,596	1,567,475
Long-term debt	3,691,357	3,816,717	4,348,859
Other long-term liabilities	663,798	663,523	1,044,819
Total liabilities	5,577,908	5,636,836	6,961,153

Equity:
Shareholders’ equity	4,931,960	4,958,813	4,908,619
Noncontrolling interest	7,415	8,949	10,170
Total equity	4,939,375	4,967,762	4,918,789
Total liabilities and equity	$10,517,283	$10,604,598	$11,879,942

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except rig activity)	2015	2014	2015	2015	2014

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Drilling and Rig Services:
U.S.	$321,169	$532,894	$453,821	$774,990	$1,043,370
Canada	21,413	54,861	57,840	79,253	166,482
International	458,229	391,251	445,400	903,629	766,320
Rig Services (1)	100,599	161,740	144,084	244,683	305,466
Subtotal Drilling and Rig Services (2)	901,410	1,140,746	1,101,145	2,002,555	2,281,638

Completion and Production Services:
Completion Services	—	276,639	208,123	208,123	504,538
Production Services	—	258,378	158,512	158,512	533,778
Subtotal Completion and Production Services (3)	—	535,017	366,635	366,635	1,038,316

All Other (4)	(800)	—	—	(800)	—

Other reconciling items (5)	(38,421)	(59,358)	(46,571)	(84,992)	(116,376)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$862,189	$1,616,405	$1,421,209	$2,283,398	$3,203,578

Adjusted EBITDA: (6)
Drilling and Rig Services:
U.S.	$136,499	$206,061	$187,745	$324,244	$393,698
Canada	3,732	14,216	18,468	22,200	54,335
International	176,994	139,336	201,028	378,022	277,327
Rig Services (1)	6,341	17,176	21,583	27,924	33,667
Subtotal Drilling and Rig Services (2)	323,566	376,789	428,824	752,390	759,027

Completion and Production Services:
Completion Services	—	27,614	(27,847)	(27,847)	20,960
Production Services	—	58,267	23,043	23,043	118,323
Subtotal Completion and Production Services (3)	—	85,881	(4,804)	(4,804)	139,283

Other reconciling items (7)	(35,389)	(46,390)	(49,554)	(84,943)	(90,862)
Total adjusted EBITDA	$288,177	$416,280	$374,466	$662,643	$807,448

Adjusted income (loss) derived from operating activities: (8)
Drilling and Rig Services:
U.S.	$31,445	$89,977	$77,038	$108,483	$162,471
Canada	(8,268)	225	6,358	(1,910)	26,385
International	83,255	50,583	105,041	188,296	98,702
Rig Services (1)	(1,575)	9,059	12,873	11,298	17,787
Subtotal Drilling and Rig Services (2)	104,857	149,844	201,310	306,167	305,345

Completion and Production Services:
Completion Services	—	(581)	(55,243)	(55,243)	(34,216)
Production Services	—	29,889	(3,296)	(3,296)	60,480
Subtotal Completion and Production Services (3)	—	29,308	(58,539)	(58,539)	26,264

Other reconciling items (7)	(34,876)	(45,692)	(49,324)	(84,200)	(89,108)
Total adjusted income (loss) derived from operating activities	$69,981	$133,460	$93,447	$163,428	$242,501

Rig activity:
Rig years: (9)
U.S.	119.5	215.3	167.6	143.4	211.0
Canada	9.7	21.6	25.6	17.6	32.6
International (10)	127.1	127.3	130.1	128.6	128.6
Total rig years	256.3	364.2	323.3	289.6	372.2
Rig hours: (11)
U.S. Production Services	—	210,750	129,652	129,652	420,732
Canada Production Services	—	28,671	23,947	23,947	70,211
Total rig hours	—	239,421	153,599	153,599	490,943

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(1)         Includes our other services comprised of our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software services.

(2)         Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $(.3) million, $(.8) million and $6.2 million for the three months ended June 30, 2015 and 2014 and March 31, 2015, respectively and $5.9 million and $(3.3) million for the six months ended June 30, 2015 and 2014, respectively.

(3)         Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.2 million and $.3 million for the three months ended June 30, 2014 and March 31, 2015, respectively and $.3 million for the six months ended June 30, 2015 and 2014.

(4)         Represents our share of the net income (loss) of C&J Energy Services Ltd. for the eight-day period from the closing of the merger until March 31, 2015.

(5)         Represents the elimination of inter-segment transactions.

(6)         Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(7)         Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)         Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from our equity method investment from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of Non-GAAP Financial Measures to Income (loss) from Continuing Operations before Income Taxes”.

(9)         Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)  International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during the three months ended June 30, 2014 and March 31, 2015 and 2.5 years for the six months ended June 30, 2014.  As of May 24, 2015, this was no longer an unconsolidated affiliate.

(11)  Rig hours represents the number of hours that our well-servicing rig fleet operated during the period. This fleet was included in the Completion and Production Services business line that was merged with C&J Energy Services, Inc. in March 2015, therefore we will no longer report this performance metric.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands)	2015	2014	2015	2015	2014

Adjusted EBITDA	$288,177	$416,280	$374,466	$662,643	$807,448
Less: Depreciation and amortization	218,196	282,820	281,019	499,215	564,947
Adjusted income (loss) derived from operating activities	69,981	133,460	93,447	163,428	242,501

Earnings (losses) from equity method investment	(800)	—	—	(800)	—
Interest expense	(44,469)	(46,303)	(46,601)	(91,070)	(91,113)
Investment income (loss)	1,181	7,066	969	2,150	8,046
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(1,338)	(16,504)	55,842	54,504	(17,980)
Income (loss) from continuing operations before income taxes	$24,555	$77,719	$103,657	$128,212	$141,454

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
(In thousands, except per share amounts)	2015	2014	2015	2015	2014

BASIC EPS:
Income (loss) from continuing operations, net of tax	$(41,890)	$65,729	$124,362	$82,472	$114,706
Less: Net (income) loss attributable to noncontrolling interest	44	(253)	89	133	(826)
Less: Redemption of preferred shares	—	(1,688)	—	—	(1,688)
Less: Earnings allocated to unvested shareholders	720	(974)	(2,031)	(1,311)	(1,707)
Adjusted income (loss) from continuing operations - basic and diluted	$(41,126)	$62,814	$122,420	$81,294	$110,485
Income (loss) from discontinued operations, net of tax	$5,025	$(1,032)	$(817)	$4,208	$483

Weighted-average number of shares outstanding-basic	286,085	297,984	285,361	285,723	297,097

Earnings (losses) per share:
Basic from continuing operations	$(.14)	$.21	$.43	$.28	$.37
Basic from discontinued operations	.01	—	—	.02	—
Total Basic	$(.13)	$.21	$.43	$.30	$.37

DILUTED EPS:
Income (loss) from continuing operations attributed to common shareholders	$(41,126)	$62,814	$122,420	$81,294	$110,485
Add: Effect of reallocating undistributed earnings of unvested shareholders	—	—	5	5	—
Adjusted income (loss) from continuing operations attributed to common shareholders	$(41,126)	$62,814	$122,425	$81,299	$110,485
Income (loss) from discontinued operations	$5,025	$(1,032)	$(817)	$4,208	$483

Weighted-average number of shares outstanding-basic	286,085	297,984	285,361	285,723	297,097
Add: dilutive effect of potential common shares	—	2,997	812	978	2,919
Weighted-average number of diluted shares outstanding	286,085	300,981	286,173	286,701	300,016

Diluted from continuing operations	$(.14)	$.21	$.43	$.28	$.37
Diluted from discontinued operations	.01	—	(.01)	.02	—
Total Diluted	$(.13)	$.21	$.42	$.30	$.37

Restricted stock grants that contain non-forfeitable rights to dividends are considered participating securities.  As such, these grants are included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting.  For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 9,860,422, 5,782,273 and 6,621,688 shares during the three months ended June 30, 2015 and 2014 and March 31, 2015, respectively and 6,325,598 and 6,817,891 shares during the six months ended June 30, 2015 and 2014, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options, such stock options are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS) ITEMS EXCLUDING CERTAIN NON-CASH CHARGES
AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

		Charges and Non-Operational	As adjusted
(In thousands, except per share amounts)	Actuals	Items	(Non-GAAP)
	Three Months Ended March 31, 2015

Income (loss) from continuing operations, net of tax	$124,362	$66,115	$58,247
Diluted earnings (losses) per share from continuing operations	$0.43	$0.23	$0.20

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SCHEDULE OF NON-CASH CHARGES AND OTHER NON-OPERATIONAL ITEMS (NON-GAAP)

(Unaudited)

	Three Months Ended
	March 31,
		Per Diluted
(In thousands, except per share amounts)	2015	Share

Net gain from the C&J Energy Services transaction (1)	$(61,885)	$(.22)
Prior year tax benefits (2)	(10,499)	(.03)
Severance charges (3)	6,269.02

Total Adjustments, net of tax	$(66,115)	(.23)

(1) Represents the net gain from the C&J Energy Services transaction, net of tax of ($9.3) million.

(2) Represents tax benefits related to releases of tax provisions and reserves in various jurisdictions.

(3) Represents severance charges from workforce reductions, net of tax of $1.6 million.

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